EXHIBIT 99.b(3)

[TRANSLATION FROM FRENCH
FOR INFORMATION PURPOSES ONLY]

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                              BRIDGE LOAN AGREEMENT

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                            DATED SEPTEMBER 30, 1998

                                 BY AND BETWEEN

                       FRAMATOME CONNECTORS INTERNATIONAL

                                    Borrower

                                       AND

                                    FRAMATOME

                                    Guarantor

                                       AND

                 BAYERISCHE LANDESBANK GIROZENTRALE PARIS BRANCH

                           CREDIT COMMERCIAL DE FRANCE

                                  Co-Arrangers

                                       AND

                 BAYERISCHE LANDESBANK GIROZENTRALE PARIS BRANCH

                           CREDIT COMMERCIAL DE FRANCE

                                      Banks

                                       AND

                           CREDIT COMMERCIAL DE FRANCE

                                      Agent

                                TABLE OF CONTENTS

1. DEFINITIONS...............................................................7

2. AMOUNT, PURPOSE AND USE OF THE BRIDGE LOAN...............................11
          2.1 Amount and Purpose of the Bridge Loan.........................11
          2.2 Procedures for Use............................................12
          2.3 Waiver of Bridge Loan.........................................14
          2.4 Bank Participation Rules......................................14

3. CONDITIONS PRECEDENT.....................................................14
          3.1 Conditions Precedent to the First Drawdown....................14
          3.2 Conditions Precedent to any Subsequent Drawdown...............15

4. REPAYMENT OF THE BRIDGE LOAN.............................................16
          4.1 Normal Repayment..............................................16
          4.2 Prepayment....................................................16

5. INTEREST AND LATE PAYMENT INTEREST.......................................17
          5.1 Interest......................................................17
          5.2 Late Payment Interest.........................................17

6. PAYMENTS.................................................................18
          6.1 Payment Procedures............................................18
          6.2 Non-receipt of Funds by the Agent.............................18
          6.3 Basis for Computation.........................................18
          6.4 Covenant Regarding Business Days..............................18
          6.5 Application of Payments.......................................18
          6.6 Accounts of the Agent.........................................18
          6.7 Accounts of the Banks.........................................19
          6.8 Nature of Transactions........................................19

7. REPRESENTATIONS AND WARRANTIES...........................................19
          7.1 Representations and Warranties of the Borrower................19
          7.2 Representations and Warranties of the Guarantor...............21

8. COVENANTS................................................................22
          8.1 Annual Consolidated Financial Statements......................22
          8.2 Obligations Concerning Information............................22
          8.3 Form of Business Organization / Corporate Purpose.............22
          8.4 Continuation of Participation.................................22
          8.5 Covenants by the Guarantor....................................23

9. ACCELERATION.............................................................23
          9.1 Event of Default..............................................23
          9.2 Effect of Acceleration........................................24

10. CHANGED CIRCUMSTANCES...................................................25
          10.1 New Circumstances............................................25
          10.2 Illegality...................................................26
          10.3 Market Disruption............................................26

11. COMMITMENT FEE..........................................................28

12. EXPENSES AND COMPENSATION...............................................28
          12.1 Stamp Duties.................................................28
          12.2 Compensation for Failure to make a Drawdown..................28
          12.3 Compensation for Breach......................................28
          12.4 Other Expenses and Compensation..............................28

13. BENEFIT OF THE AGREEMENT................................................29
          13.1 Successors in Interest and Assigns...........................29
          13.2 No Assignment by the Borrower................................29
          13.3 Accounting Address...........................................29

14. THE CO-ARRANGERS AND THE AGENT..........................................29
          14.1 Appointment..................................................29
          14.2 Instructions.................................................30
          14.3 Guarantee....................................................30
          14.4 Liability of the Agent toward the Banks......................30
          14.5 Communications...............................................31
          14.6 Compensation.................................................31
          14.7 Rights.......................................................31
          14.8 Representations of the Banks.................................31
          14.9 Agent's Successor............................................32

15. AMENDMENTS..............................................................32

16. EQUALIZATION OF PAYMENTS................................................33

17. NOTICES.................................................................33

18. EFFECTIVE GLOBAL RATE...................................................34

19. SET OFF.................................................................35

20. EXERCISE OF RIGHTS......................................................35

21. GOVERNING LAW - JURISDICTION............................................35

                                    SCHEDULES

Schedule 1.       List of Bank Commitments

Schedule 2.       Form of Drawdown Notice

Schedule 3.       Form of Period Renewal Notice

Schedule 4.       Form of Guaranty

Schedule 5.       List of Documentary Conditions Precedent

BY AND BETWEEN

1. Framatome Connectors International, a French corporation (societe anonyme) with stated capital of 2,685,000 francs, having its principal office at Tour Framatome - 1, place de la Coupole 92400 Courbevoie (France), registered with the Nanterre Trade and Company Registry under number B 349 566 240, represented by Mr Philippe Anglaret, chairman of the board of directors, duly empowered for the purposes hereof by a resolution of the board of directors dated 25 September 1998,

     (hereinafter the "Borrower")

2. Framatome, a French corporation (societe anonyme) with stated capital of francs, having its principal office at Tour Framatome - 1, place de la Coupole 92400 Courbevoie (France), registered with the Nanterre Trade and Company Registry under number B 592 018 089, represented by Dominique Vignon, chairman of the board of directors, duly empowered for the purposes hereof by a resolution of the board of directors dated 2 September 1998,

     (hereinafter the "Guarantor")

3. Credit Commercial de France, a French corporation (societe anonyme) with its principal office at 103 Avenue des Champs-Elysees, 75008 Paris, represented by Bertrand Grunenwald and Bernard Boue, acting in its capacity as Co-Arranger,

     (hereinafter "CCF")

4. Bayerische Landesbank Girozentrale, a company organized and existing under German public law, having its principal office located at 20 Briener Strasse, 80333 Munich (Germany), acting through its Paris branch located at 203 Faubourg Saint Honore, 75008 Paris (France), represented jointly by Jean-Louis Gleizes, General Manager, and Jean-Michel Pezard, Assistant General Manager, acting in its capacity as Co-Arranger,

     (hereinafter "BLB")

6. Credit Commercial de France, a French corporation (societe anonyme) with its registered office at 103 Avenue des Champs-Elysees, 75008 Paris, represented by Bertrand Grunenwald and Bernard Boue,

     (hereinafter the "Agent")

7. Credit Commercial de France, a French corporation (societe anonyme) with its registered office at 103 Avenue des Champs-Elysees, 75008 Paris, represented by Bertrand Grunenwald and Bernard Boue, acting in its capacity as a bank.

8. Bayerische Landesbank Girozentrale, a company organized and existing under German public law, having its principal office located at 20 Briener Strasse, 80333 Munich (Germany), acting through its Paris branch located at 203 Faubourg Saint Honore, 75008 Paris (France), represented jointly by Jean-Louis Gleizes, General Manager, and Jean-Michel Pezard, Assistant General Manager, acting in its capacity as bank.

                                    RECITALS

WHEREAS

(A) By letter dated 2 September 1998, the Borrower filed a cash tender offer offre publique dachat) with the New York Stock Exchange (NYSE), for the shares of Berg Electronics (the "Tender Offer"). The Tender Offer procedure was opening 2 September 1998.

(B) Within the framework of the Tender Offer, the Borrower asked the Co-Arrangers to arrange through the Banks a bridge loan in a maximum amount of FRF 6,000,000,000 (six billion francs) in principal earmarked solely to finance part of (i) the price to be paid by the Borrower for the purchase of the Berg Electronics Securities tendered in the Tender Offer and allocated to the Borrower, (ii) the related costs, and (iii) where applicable, the price to be paid by the Borrower for the purchase of Berg Electronics Securities within the framework of any "squeeze out" procedure, up to a maximum amount of FRF 6,000,000,000 (six billion francs) corresponding to an assumed response to the Tender Offer of 100%.

(C) The Banks have stated that they are to grant the bridge loan referred to in paragraph B above to the Borrower on the terms set out in this Agreement.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS

1.   DEFINITIONS

1.1 For purposes of applying this Agreement, unless otherwise agreed, the words and terms set out below shall have the following meanings:

"Acquisition" means the acquisition of full title by the Borrower to the Berg Electronics Securities tendered in the Tender Offer and allocated to the Borrower in accordance with the procedures set out in the Information Memorandum (Note d'Information).

"Agent" means CCF or any bank of financial institution that may take its place in accordance with the provisions of Article 14.9 ("Agent's Successor").

"Aggregate Commitment" means the sum of the Commitments on a given date, which is FRF6,000,000,000 (six billion francs) on the date of execution of the Agreement.

"Agreement" means this Agreement, its Schedules, which constitute an integral part thereof, and any amendment to this Agreement.

"Available Amount" means, on a given date, the amount of the Aggregate Commitment on said date, reduced by the total cumulative amount of outstanding Drawdowns as of said date, it being understood that, upon receipt of a Drawdown Notice, and at any time between the date of receipt of said Drawdown Notice and the date of the corresponding Drawdown, the Agent shall make the necessary adjustments to the Available Amount:

(i) by deducting the amount of any other Drawdown which has been requested, but not yet made,

(ii) by adding the amount of any Drawdown which comes due before the date of the requested Drawdown or on that date, and

(iii) by deducting the amount of any reduction in the Aggregate Commitment that may occur in accordance with the provisions of the Agreement between receipt of said Drawdown Notice and the date of the Drawdown requested or that date.

"Banks" means CCF and BLB, whose Commitments are described in detail in Schedule 1.

"Berg Electronics Securities" means the common shares and all other Securities issued at any time by Berg Electronics.

"Bridge Loan" means the opening of the confirmed bridge loan provided to the Borrower by the Banks under the Agreement and which may be used in the form of Drawdowns by the Borrower up to a maximum limit of FRF 6,000,000,000 (six billion francs) beginning on the date of the Agreement, subject to fulfillment of the conditions precedent set out in Article 3 ("Conditions Precedent").

"Business Day" means a full day, with the exception of Saturday, Sunday and holidays, on which banks and lending institutions are open in Paris and New York, and on which the interbank market in Paris and New York is operating.

"Capital Increase" means collectively (i) the amount of FRF 2.850.000.000 (two billion eight hundred and fifty million francs) to be paid in as contribution in cash for the increase of FRF3.000.000.000 (three billion francs) in Borrower's capital resolved on the 25 September 1998 and which effective payment shall be a condition precedent to the Banks making the funds available to the Borrower at the date selected for the first Drawdown, and (i) the amount of FRF 150.000.000 (one hundred and fifty million francs) paid in as contribution in cash for the increase in Borrower's capital resolved on 24 April 1998 and paid in on 29 June 1998 up to FRF 150,000,000 (one hundred and fifty million francs), the rest of the FRF 150,000,000 (one hundred fifty million francs) was being paid in on 22 September 1998.

"Co-Arrangers" means CCF and BLB.

"Commitment" means, on a given date, for each of the Banks, the maximum amount which each of said Bank undertakes (but not jointly and severally) to make available to the Borrower under the Bridge Loan in the form of Drawdowns. The initial amount of the Commitment of each Bank on the date of execution of the Agreement is set out in Schedule 1.

"Consolidated Subsidiaries" means the Subsidiaries falling within the scope of consolidation of Framatome, including the Borrower [and Berg Electronics].

"Depositary" means Harris Trust and Savings Bank, located c/o Harris Trust Company of New York, Receive Window Wall Street Plaza, 88 Pine Street, 19th Floor, New York, NY 10005, USA, acting in its capacity as "depositary" within the framework of the Tender Offer.

"Depositary Notice" means any notice sent to the Borrower by the Depositary at the end of the Tender Offer procedure specifying, in particular, the number of Berg Electronics Securities tendered in the Tender Offer.

"Drawdown" means the use by the Borrower by means of a Drawdown Notice of all or some part of the Aggregate Commitment for the Interest Period selected in any Drawdown Notice or selected in any Period Renewal Notice in the case of renewal in accordance with the provisions of Article 4.1.2, with the renewal of a Drawdown in accordance with the provisions of Article 4.1.2 being considered a new Drawdown for purposes of this Agreement, or the unrepaid principal amount of any such use, as the case may be.

"Drawdown Notice" means any notice to be sent by the Borrower to the Agent for any Drawdown for which funds are made available, in accordance with Article 2 ("Procedures for Use"), a specimen of which is found in Schedule 2.

"Event of Default" means any of the events referred to in Article 9.1 ("Events of Default").

"Final Due Date" means the date on which all sums owed by the Borrower must be paid or repaid and on which all of the Borrower's other obligations arising out of the Agreement must be fulfilled. The Final Due Date is fixed at December 31, 1998.

"Franc" or "franc" means the currency which is legal tender in France at a given time.

"Group" means Framatome, the Borrower and the Consolidated Subsidiaries.

"Guarantor" means Framatome in its capacity as Guarantor under the Guaranty.

"Guaranty" means the independent, irrevocable, first-demand guaranty provided by Framatome in favor of the Agent and for the benefit of the Banks as condition precedent to the making available of the first Drawdown, securing repayment of the Bridge Loan, which guaranty is in the form of the specimen appearing in
Schedule 4.

"Information Memorandum" means the information memorandum ("Note d'Information") of the Borrower submitted within the framework of the Tender Offer.

"Interest Payment Date" means the last day of an Interest Period.

"Interest Period" means, for the computation of the interest on any Drawdown, a minimum period of ten (10) days and a maximum of three (3) months as specified in the corresponding Drawdown Notice. Any Interest Period shall begin on the Drawdown date concerned, which shall be a Business Day and shall end on the last day of the period selected, it being understood that if the last day is not a Business Day, said Interest Period shall end on the next Business Day following, unless this falls in the next calendar month, in which case said Interest Period shall end on the next preceding Business Day.

"Letter of Acceptance" means the letter sent by the Borrower in response to the Depositary Notice confirming the Borrower's agreement to acquire the Berg Electronics Securities tendered in the Tender Offer.

"Majority Banks" means no fewer than two Banks whose total Commitments account for no less than 67% of the Aggregate Commitment or, if the Aggregate Commitment has been reduced to zero, which accounted for 67% of the Aggregate Commitment immediately before it was reduced to zero.

"Margin" means a rate of 0.15% per annum.

"NYSE" means the New York Stock Exchange or any other regulated market which may replace it in the future.

"Offering Documents" means the Information Memorandum and the Agreement and Plan of Merger dated 27 August 1998 between Framatome Connectors International, Bravo Acquisition Corp. and Berg Electronics.

"Period Renewal Notice" means any notice to be sent by the Borrower to the Agent for any Drawdown which consists of a renewal of an existing Drawdown, in accordance with Article 2 ("Procedures for Use"), a specimen of which appears in
Schedule 3.

"PIBOR" or "TIOP" means "Paris Interbank Offered Rate" expressed in the form of an annual rate, as published (at this time, on page 20041 of the Telerate screen) under the auspices of the French Banking Association (Association Francaise des Banques) at approximately 11:30 am (Paris time) on the Business Day preceding the day scheduled for a Drawdown, for deposits denominated in French francs on the Paris interbank market at approximately 11:00 am (Paris time) for a time period equal to the Interest Period concerned, and for an amount comparable to that of the Drawdown concerned.

In the event that the said rate is not published, PIBOR shall be the annual rate computed by the Agent, which is equal to the arithmetic mean (rounded up to the next one-sixteenth of one percent, where applicable) of the rates quoted at the request of the Agent by the Reference Banks for deposits in French francs on the Paris interbank market at approximately 11:00 am (Paris time) one (1) Business Day before the day scheduled for a Drawdown, for a time period equal to that of the Interest Period concerned, and for an amount comparable to that of the Drawdown.

In the event that a Reference Bank has not forwarded its rate to the Agent by approximately 11:30 am (Paris time) on the specified day, PIBOR shall be computed by the Agent on the basis of the rates provided by the other two Reference Banks. If no other Reference Bank quotes a rate, or if only one Reference Bank does so, the rate to be used for the Interest Period concerned shall be computed in accordance with the provisions of Article 10.3 ("Market Disruption").

In the event that PIBOR should disappear and be replaced by a rate of the same or an equivalent type, as well as in the event of a change affecting the organization which publishes the said rate or the procedures governing publication, including but not limited to as a result of the changeover to the single European currency, the rate which results from said change or replacement shall apply by operation of law.

"Reference Banks" means the principal offices in Paris of Paribas, Credit Agricole Indosuez and Credit Lyonnais and a "Reference Bank" means any one of them.

"Reference Rate" means either (i) PIBOR, provided that the Interest Period concerned, as selected by the Borrower in any Drawdown Notice (or any Period Renewal Notice, as the case may be) is equal to one (1), two (2) or three (3) months, or (ii) the annual rate computed by the Agent, equal to the arithmetic mean (rounded up, where applicable, to the next one- sixteenth of one percent) of the rates quoted at the request of the Agent by the Reference Banks for deposits denominated in francs on the Paris interbank market at approximately 11:00 am (Paris time) one (1) Business Day before the day scheduled for a Drawdown, for a period equal to that of the Interest Period concerned and for a standard amount, in light of practices on the Paris interbank market on the date concerned, where the Interest Period concerned, as selected by the Borrower in any Drawdown Notice (or any Period Renewal Notice, as the case may be) is different from the time periods specified in (i) above.

With respect to the Interest Periods referred to in (ii), and in the event that a Reference Bank fails to provide its rate to the Agent at approximately 11:30 am (Paris time) on the scheduled date, the Reference Rate shall be computed by the Agent on the basis of the rates provided by the other two Reference Banks. If no Reference Bank quotes a rate, or if only one Reference Bank does so, the rate to be used for the Interest Period concerned shall be computed in accordance with the provisions of Article 10.3 ("Market Disruption").

"SEC" means the oversight commission known as the "Stock Exchange Commission" or any supervisory authority for the NYSE that may replace it in the future.

"Securities" means any share, bond, warrant or other security or their equivalent under US law, granting rights in the capital of a company either immediately or at some future date, through the exercise of an option or otherwise.

"Squeeze Out" means either (i) the simplified so-called "squeeze out" procedure which may be initiated by the Borrower once it has accepted a number of Berg Electronics Securities tendered in the Tender Offer representing more than 90% of such Berg Electronics Securities as may be allocated to the Borrower within the framework of the Tender Offer, or (ii) the statutory merger procedure that may be initiated by the Borrower once it has accepted a number of Berg Electronics Securities tendered in the Tender Offer representing a percentage of Berg Electronics Securities that may be allocated to the Borrower within the framework of the Tender Offer which falls between 50% and 90%.

"Subsidiaries" means, at any time, all companies directly or indirectly controlled by Framatome and/or the Borrower within the meaning of article 355-1 of the Act of July 24, 1966.

"Tender Offer" has the meaning given to it in paragraph A of the Recitals.

"TMP" means, for a given period, the average daily money market rate for commercial paper, stated as an annual rate, determined by Banque de France, which presently appears on page 20118 of the Telerate screen on the Business Day preceding the start of said period, as well as each following Business Day during said period, with the exception of the last day of said period.

In the event that TMP should disappear or be replaced by a rate of the same or an equivalent type, as well as in the event of a change affecting the organization which publishes it or the procedures for publication, including but not limited to as a result of the changeover to the single European currency, the rate which results from said change or replacement shall apply by operation of law.

"Transaction Documents" means the Agreement, the Guaranty and the Offering Documents.

1.2 Article headings in this Agreement are solely for ease of reference and shall not be considered in interpreting it. Any reference to "Articles", "paragraphs", "Recitals" or "Schedules" shall be deemed to be reference to the articles, paragraphs, recitals or schedules of this Agreement.

2.        AMOUNT, PURPOSE AND USE OF THE BRIDGE LOAN

2.1       Amount and Purpose of the Bridge Loan

2.1.1 In accordance with the terms of the Agreement, and on the basis of the representations and warranties of the Borrower set out in Article 7.1 and the representations of the Guarantor set out in Article 7.2, the Banks, subject to fulfillment of the conditions precedent set out in Article 3 ("Conditions Precedent") agree to make the Bridge Loan available to the Borrower in a maximum principal amount of FRF 6,000,000,000 (six billion francs).

2.1.2 The Bridge Loan is exclusively intended to finance a part of (up to the Available Amount thereof) (i) the Acquisition and (ii) related expenses, as well as (iii) any bond which the Borrower may be required by the relevant regulatory authorities to post in the event of a Squeeze Out initiated by the Borrower (each of which shall be referred to as the "Bond").

2.1.3 Without prejudice to the Borrower's obligations arising under the provisions of Article 8 ("Covenants"), none of the Banks, the Agent or any of the Co-Arrangers shall incur any liability in connection with the use of the sums made available to the Borrower under one or more Drawdowns. Each Bank's only obligation under the Agreement with respect to the Bridge Loan shall be to make the amount of its Commitment available in accordance with the terms and conditions of the Agreement.

2.2      Procedures for Use

Subject to fulfillment of all of the relevant conditions precedent set out in
Article 3 ("Conditions Precedent"), and provided that no Event of Default has occurred and that all of the representations made by the Borrower and by the Guarantor under the Agreement are valid and accurate as of the date of the Drawdowns concerned, the Borrower may make drawdowns subject to the following conditions:

2.2.1    First Drawdown

(a) The Borrower shall have received the Depositary Notice and shall have sent the Letter of Acceptance; in addition, the date of the first Drawdown selected by the Borrower shall be consistent with the payment periods ordinarily used on the NYSE for the acquisition of listed securities after their acceptance by an offeror in a tender offer comparable to the Tender Offer.

(b) The maximum amount of the first Drawdown shall be equal to the amount of the price to be paid by the Borrower for the Berg Electronics Securities tendered in the Tender Offer and allocated to the Borrower prior to the date of the first Drawdown or on said date, (i) increased by the corresponding expenses and fees and, where applicable, by the amount of the price to be paid for the acquisition of Berg Electronics Securities in the case of a Squeeze Out and (ii) reduced by the amount of the Capital Increase to be paid in as a condition precedent to the provision of the funds on the date scheduled for the First Drawdown, subject, however, to the Available Amount as of that date.

2.2.2    Subsequent Drawdowns

Following the first Drawdown, the Borrower may make subsequent drawdowns in order to finance all or part of the price to be paid (increased by the corresponding expenses and fees, and, where applicable, by the amount of the price to be paid for the acquisition of Berg Electronics Securities in a Squeeze Out by the Borrower for such additional Berg Electronics Securities as are acquired by the Borrower following the date on which the first Drawdown is made available, and in particular, in the event of an extension of the Tender Offer.

2.2.3    Procedures for Use Which Apply to All Drawdowns

Provided that funds are being made available thereunder, each Drawdown shall be made on the terms set out in subsections (a) through (f) below:

(a) No later than 2:00 p.m. (Paris time) on the second Business Day before the date of the Drawdown concerned, the Borrower shall send the Agent a Drawdown Notice in the form of the specimen appearing in Schedule 2, which shall specify the amount of the Drawdown computed in accordance with the provisions of Article 2.2.1 (if it is the first Drawdown) or 2.2.2 (if it is a subsequent Drawdown), irrevocably ordering the Agent to make the Drawdown in accordance with the transfer instructions specified in said Drawdown Notice. Before 4:00 p.m. on that same day (Paris time), the Agent shall advise the Banks of the content of the Drawdown Notice received from the Borrower;

(b) No later than the date scheduled for the Drawdown, each of the Banks shall transfer, for value the date of the Drawdown, to the Agent's account, that portion of the amount of the Drawdown which is represented by the ratio of its Commitment to the Aggregate Commitment. The Agent shall then make the amounts received from the Banks available to the Borrower in accordance with the instructions set out in the Drawdown Notice concerned;

(c) Each Drawdown Notice shall be sent in the form of the specimen which appears in Schedule 2, and shall specify:

    (i) the amount of the Drawdown, which shall be a whole multiple of FRF 10,000,000 (ten million francs), but shall not, however, exceed the Available Amount on the date of the Drawdown concerned:

    (ii) the date scheduled for making the Drawdown available, which must be a Business Day;

    (iii) the length of the Interest Period applicable to the Drawdown; and

    (iv) the details of the account or accounts to which the amount of the Drawdown shall be credited.

(d) No Drawdown shall take place, at the request of the Borrower, if the characteristics thereof are in contravention of any of the following provisions:

    (i)   several Drawdowns may occur on the same day, subject to a limit of six
          (6) Drawdowns on any one day, provided, however, that they are requested for Interest Periods of different lengths. No Drawdown (or, if two or more than two Drawdowns, but not more than six Drawdowns, are made on the same day, no series of Drawdowns) shall occur fewer than two (2) Business Days after the date of the previous Drawdown (or previous series of Drawdowns);

    (ii) at no time shall the number of outstanding Drawdowns be greater than twelve (12);

    (iii) the final day of the Interest Period selected shall not be later than the Final Due Date; and

    (iv) the amount of the Drawdown shall not have the effect of making the Bridge Loan available to the Borrower in an amount which is greater than the Available Amount on the date scheduled for the Drawdown concerned;

(e) Each Drawdown Notice shall be deemed to entail a reaffirmation by the Borrower of the representations set out in Article 7.1 and the representations of the Guarantor set out in Article 7.2 and shall be irrevocably binding on the Borrower, which shall be required to make the Drawdown concerned on the date and in accordance with the procedures stipulated therein;

(f) No Drawdown Notice which does not include the information specified in subsection (c) above and/or which does not conform to the specimen Drawdown Notice appearing in Schedule 2, or which fails to comply with the conditions specified by the Agreement, and in particular the provisions of subsection (d) above, shall under any circumstances result in a Drawdown being made.

Provided that it is merely a renewal as provided in Article 4.1.2, in order to made, each Drawdown shall require a Period Renewal Notice in the form of the specimen appearing in Schedule 3. The same conditions and provisions as are set out in subsections (a), (c), (d) and (e) above for the use of Drawdowns in which funds are made available shall similarly apply to any Drawdown which consists of the renewal of an existing Drawdown, and the information which appears on a Drawdown Notice shall be replaced by the information appearing in a Period Renewal Notice.

2.3      Waiver of Bridge Loan

2.3.1 Up until the Final Due Date, the Borrower shall have the right to conclusively waive its rights, in advance and without any penalty, in or to all or any part of the Aggregate Commitment on the following terms and conditions:

(a) the waiver is subject to prior written notice received by the Agent no later than five (5) Business Days before the date of the contemplated waiver;

(b) the waiver shall be for a principal amount which must be a whole multiple of FRF 10,000,000 (ten million francs).

2.3.2 Any waiver of rights in or to the Bridge Loan shall be irrevocable and final and shall result in a proportionate reduction in the Commitment of each Bank. That portion of the Aggregate Commitment which is waived may not be reused.

2.4      Bank Participation Rules

2.4.1 The rights and obligations of each of the Banks toward the Borrower under the Agreement constitute separate and distinct legal relations with respect to the Borrower and shall not give rise to any relationship of joint and several liability among the Banks.

2.4.2 Each Bank individually and irrevocably undertakes to participate in any Drawdown in a percentage equal to the proportion which its Commitment bears to the Aggregate Commitment on the date of the Drawdown concerned, subject to the other terms and conditions of the Agreement.

3.       CONDITIONS PRECEDENT

3.1      Conditions Precedent to the First Drawdown

3.1.1 The Bridge Loan shall be made available, and payment of the first Drawdown shall be made, subject to prior fulfillment, no later than the date scheduled for the first Drawdown, of the condition precedent, which is stipulated solely in the interest of the Banks, that all of the documents listed in Schedule 5 be remitted to the Agent in form and substance satisfactory to the Agent.

3.1.2 The Bridge Loan shall be made available and payment of the first Drawdown shall be made, subject to prior or simultaneous fulfillment, at the latest on the Notice Drawdown date with respect to the conditions set out in subsection (a), (b), (d) and (e) below, or no later than the date of the first Drawdown with respect to the conditions set out in (c) below, of the following conditions precedent, which are stipulated solely in the interest of the Banks:

(a) proof that the Borrower has sent the Depositary the Letter of Acceptance in response to the Depositary Notice received by the Borrower;

(b) execution and actual entry into force of the Guaranty in accordance with its terms;

(c) proof of actual completion of the Capital Increase and payment of that portion of the Capital Increase to be paid up as a condition precedent to making the funds available on the date scheduled for the first Drawdown;

(d) (where, and only where, the Borrower has initiated a Squeeze Out) proof of final completion of the statutory merger which is to occur within the framework of the Squeeze Out in accordance with the terms and conditions of the Information Memorandum; and

(e)  that no Event of Default has occurred or is continuing.

3.2      Conditions Precedent to any Subsequent Drawdown

Drawdowns subsequent to the first Drawdown shall be made available subject to prior or simultaneous fulfillment, which must be recorded no later than the date of the Drawdown concerned or any Drawdown Notice or any Period Renewal Notice, as the case may be, of the following conditions precedent, which are stipulated solely in the interest of the Banks:

(a) proof that the Borrower has sent the Depositary the Letter of Acceptance in response to the Depositary Notice received by the Borrower, with respect to the additional Berg Electronics Securities tendered in the Tender Offer after the date of the first Drawdown (this condition is not, however, applicable in the case of a Drawdown which merely consists of a renewal as provided in Article 4.1.2, or if the Drawdown is solely intended to finance the Bond);

(b) (if the Drawdown is solely intended to finance the price to be paid for the acquisition of the Berg Electronics Securities within the context of a Squeeze Out, and only in that case) proof of final completion of the statutory merger which is to occur within the framework of the Squeeze Out, in accordance with the terms and conditions set out in the Information Memorandum; and

(c)  that no Event of Default has occurred or is continuing.

4.       REPAYMENT OF THE BRIDGE LOAN

4.1      Normal Repayment

4.1.1 The Borrower shall repay the Agent, for the benefit of the Banks, the principal amount of each Drawdown on the Interest Payment Date corresponding to the last day of the Interest Period for said Drawdown, except where the Drawdown is renewed for a new Interest Period on the conditions set out in Article 4.1.2.

4.1.2 No sum which has been repaid on a Drawdown may be borrowed again, and no Drawdown shall have the purpose or effect of extinguishing all or any part of the Borrower's debt under the Agreement, or of working a novation of the Borrower's commitments by creating a new debt. However, with respect to any Drawdown, the Borrower shall have the right to renew the Drawdown concerned for a new Interest Period, the length of which he shall specify by sending the Agent a Period Renewal Notice, subject to the provisions of Article 2.2.3 above.

4.1.3 In the case of renewal on the terms set out in Article 4.1.2, the Borrower shall repay the principal amount of the Drawdown concerned on the last day of the last Interest Period applicable to said Drawdown, it being understood that all amounts made available to the Borrower in the form of Drawdowns shall be fully and finally repaid on the Final Due Date.

4.2      Prepayment

4.2.1    Prepayment at the Borrower's Initiative

The Borrower shall have the right at any time to prepay (the "Prepayment Date") all or some part (and, in the latter case, the amount must be a whole multiple of FRF 10,000,000 (ten million francs)), of any outstanding Drawdown subject to prior, written notice of at least five (5) Business Days given to the Agent, who shall promptly notify the Banks thereof.

4.2.2    Mandatory Prepayment

The Borrower shall be obligated to prepay any outstanding Drawdown on each of the following dates:

(a) on the date on which the Borrower issues registered bonds in order to refinance the Bridge Loan, in the amount of the total nominal amount of the tranche or tranches issued;

(b) on the date on which it is discovered that the Borrower has failed to deliver, for any reason whatsoever, one or more of the Berg Electronics Securities accepted by the Borrower in the Letter of Acceptance, in the amount of the purchase price of all of the Berg Electronics Securities in question.

The Agent shall promptly inform the Banks of any mandatory prepayment to be made.

4.2.3    Conditions Common to all Prepayments

On the Prepayment Date concerned, the Borrower shall repay the Agent, for the benefit of the Banks, the principal amount of all or some of the Drawdown or Drawdowns concerned and shall pay the Agent, for the benefit of the Banks, an amount equal to the sum:

(a) of the accrued interest on the amount being prepaid, computed in accordance with Article 5.1 ("Interest"), between the date on which the amount concerned was made available and the Prepayment Date concerned, as well as all such other amounts, if any, as may be owed in connection with said amounts and are outstanding on the date concerned; and

(b)  where applicable, an amount equal to the compensation provided for in
     Article 12.3 ("Compensation for Breach").

All prepayments shall be final and shall result in a reduction in the Aggregate Commitment and a proportionate reduction in the Commitment of each Bank.

5.       INTEREST AND LATE PAYMENT INTEREST

5.1      Interest

Interest shall be owed on the principal amount of each Drawdown and shall be paid on each Interest Payment Date at an annual rate equal to the Reference Rate applicable to the Interest Period concerned, increased by the Margin. As soon as possible following computation of the applicable Reference Rate for each Drawdown, the Agent shall compute the interest owed for the period concerned and shall promptly inform the Borrower thereof.

5.2      Late Payment Interest

5.2.1 In the event that all or some part of an amount owed in connection with performance of the Agreement is not paid when due, the Borrower shall owe interest on said amount between the date on which payment should have been made and the date on which payment is actually made, computed at a rate determined by the Agent as the TMP reference rate increased by the Margin, plus 1.5% per annum, all of the foregoing by operation of law, without any prior formal notice being required, and without prejudice to any of the other rights or actions of the Banks. The Borrower shall also pay all such sums as may be owed to the Banks and/or to the Agent under the Agreement.

5.2.2 Receipt of the late payment interest referred to in Article 5.2.1 shall not under any circumstances constitute the grant of a payment extension, or a waiver of any rights whatsoever of the Banks under the Agreement or the ordinary law.

5.2.3 Such sums as are owed by the Borrower and are outstanding for an entire year following the date on which they were due shall be compounded in accordance with Article 1154 of the Civil Code (Code Civil) and shall generate interest at a rate to be determined by the Agent in accordance with the provisions of
Article 5.2.1.

6.       PAYMENTS

6.1      Payment Procedures

Unless otherwise provided in the Agreement, any amount which is to be made available to the Borrower by the Banks and any amount owed by the Borrower to the Banks shall be paid to the Agent no later than 11:00 am (Paris time) on the Business Day concerned, for value on the payment date, in immediately available funds, by transfer to such account as the Agent may identify for the Borrower and the Banks as the account to which the payments should be made. The Agent shall pay over the amount concerned, for value on the payment date, to the party to which said amount is owed, to such account as said party has identified to the Agent, paying over such amounts as it has received. It is specified that with respect to any amount to be paid to the Banks, only their share of the amounts collected by the Agent shall be paid to them.

6.2      Non-Receipt of Funds by the Agent

For the purposes hereof, the Agent is entitled to presume that any payment owed to a party was made on the date on which said payment was due and payable and to pay to the party to which said payment is owed an amount corresponding to its share of the said payment. However, in the event that for some reason the Agent does not receive some portion of an amount owed under the Agreement, the Agent shall not be obligated to advance said amount to the intended recipients of the said payment, and shall only be obligated to distribute such amounts as have actually been paid to its account, in such proportions as are owed to each recipient of the payment concerned.

6.3      Basis for Computation

Interest, fees and other amounts computed on an annual basis and payable under this Agreement shall be computed on the basis of the exact number of days elapsed during the period concerned (including the first day of the period, but excluding the last day of the period) on the basis of a three hundred and sixty
(360) day year.

6.4      Covenant Regarding Business Days

Any repayment of principal and any payment of interest or fees which is to be made on a day which is not a Business Day shall be postponed to the next following Business Day, unless this causes the payment date to fall into the next calendar month, in which case the date of payment shall be the immediately preceding Business Day.

6.5      Application of Payments

Any partial payment received from the Borrower shall be applied against the expenses and fees, and then the interest, and finally, against the principal amount due and payable on each Drawdown in the chronological order in which they are due.

6.6      Accounts of the Agent

In accordance with its standard practice, the Agent shall open one or more accounts in its books which separately summarize the amounts in principal, interest, fees, expenses and incidental costs owed by the Borrower to each Bank under the Agreement. The Agent shall credit to this account or accounts the principal amount and the amount of interest, fees, expenses and incidental costs paid to each Bank following a payment or repayment by the Borrower under the Agreement.

6.7      Accounts of the Banks

In accordance with its standard practice, each Bank shall open and maintain on its books one or more accounts from which each amount owed by it under the Agreement shall be debited, and to which each repayment of principal pursuant to the Agreement shall be credited. Each Bank shall also maintain a detailed statement of the interest and such other amounts as are received by it in performance of the Agreement, in accordance with its standard practice.

6.8      Nature of Transactions

Transactions in connection with the operation of the Bridge Loan shall not be recorded in any current accounts which the Borrower may or shall have with the Agent. The accounts kept by the Agent and the Banks and referred to in Articles
6.6 ("Accounts of the Agent") and 6.7 ("Accounts of the Banks") in order to be able to track the transactions made in performance of the Bridge Loan shall be nothing more than accounting instruments, and shall not have the legal effects associated with a current account.

7.       REPRESENTATIONS AND WARRANTIES

7.1      Representations and Warranties of the Borrower

On the date on which the Agreement is signed, the Borrower makes the following representations and warranties to the Agent and the Banks and agrees that these representations shall be deemed reaffirmed on the date on which any Drawdown Notice is sent, on the date of each Drawdown, and on each Interest Payment Date:

7.1.1 Existence - Capacity: The Borrower is a corporation duly organized and existing under French law (societe anonyme), incorporated in accordance with the applicable regulations; the Borrower has full capacity to hold and exercise its rights and to carry on such business as it currently carries on and to own such assets as it owns; the Borrower has capacity to sign the Transaction Documents and to fulfill its obligations thereunder.

7.1.2 Corporate Authorizations: The execution of the Transaction Documents was duly authorized by the relevant governing bodies of the Borrower and the Borrower took all necessary steps to secure the required authorizations from the relevant stock exchange authorities and from the relevant merger control and competition law authorities both in France and the United States, and in the European Union.

7.1.3 Compliance with Articles of Incorporation and By-laws (Statuts): The execution of the Transaction Documents and the performance of the Borrower's obligations thereunder do not contravene any provision of its articles of incorporation and by-laws nor any provision of the agreements or undertakings by which it is bound or which concern its assets, nor does it in any way violate any of the statutes or regulations applicable to the Borrower.

7.1.4 Validity of Undertakings: The Transaction Documents constitute and shall continue to constitute after each Drawdown has been made available, valid, legal undertakings by the Borrower which enforceable against third parties and legally binding on the Borrower in accordance with each of their terms.

7.1.5 Unconditional, Pari Passu Obligations - No Immunity: The obligations of the Borrower under the Agreement are unconditional and shall rank at least pari passu with the unsecured, unsubordinated indebtedness of the Borrower and are not entitled to any immunity from jurisdiction or execution.

7.1.6 Disputes: No judicial, administrative or arbitral proceeding or lawsuit is pending or, to its knowledge, threatened or about to be brought or initiated against the Borrower for an amount in controversy in excess of FRF 100,000,000 (one hundred million francs) that would be likely to prevent or preclude the execution or performance of a Transaction Document or which could have a material adverse affect on the assets, business or financial, legal or economic condition of the Borrower or on the Borrower's ability to fulfill its obligations under the Agreement and the Borrower is not aware of any event likely to trigger any such lawsuit or proceeding.

7.1.7 Bankruptcy Proceedings: The Borrower is not "insolvent" within the meaning of applicable French case law and has not been advised of any action, steps or proceeding whatsoever taken or contemplated by any person whatsoever for the purpose of (i) causing or seeking to have it file for bankruptcy, be dissolved, placed in liquidation or judicial administration, or for the appointment of a conciliator or receiver for the management or administration of all or some part of its assets, and/or (ii) negotiating or finalizing any arrangement with creditors in connection with its indebtedness.

7.1.8 No Event of Default, etc.: No Event of Default has occurred and no material fact or event has occurred or arisen since the date of the most recent audited consolidated financial statements of the Group which is likely to call into question the Banks decision to make the Bridge Loan available to the Borrower in accordance with the terms of this Agreement.

7.1.9 Taxes and Duties - Set-offs, etc.: The Borrower has complied with all of its tax and social security obligations in connection with the reporting and payment of all taxes, social security contributions, levies or other charges in accordance with the statutes and regulations applicable to it.

7.1.10 Accounting Books and Records: All accounting books and records concerning the Borrower and the consolidated financial statements of the Group, regardless of whether they are audited, provided to the Agent pursuant to any of the provisions of this Agreement or independently thereof, are true and accurate, have been prepared in accordance with generally accepted accounting principles in France, have been consistently applied from one financial year to the next, and faithfully reflect the accounting and financial position and earnings or losses of the Borrower and the Group for each financial year.

7.1.11 Tender Offer - Offering Documents: Neither the Tender Offer nor the Acquisition will, on the first Drawdown date, contravene any regulation whatsoever applicable in France, the European Union or the United States, and in particular, they are not in contravention of any merger control regulation; the Borrower is not aware of any fact likely to call the Tender Offer and/or the Acquisition into question and no relevant authority or third party with standing to sue has stated that it intends to contest the filing of the Tender Offer, the conduct or closure of the Tender Offer procedure or completion of the Acquisition; the Offering Documents have not been modified, amended or canceled in any manner whatsoever since the date each of them was signed, and the transactions therein are still planned to be carried out on the same terms.

7.2      Representations and Warranties of the Guarantor

As of the date of execution of the Agreement and/or where applicable below, of the entry into effect of the Guaranty, the Guarantor makes the following representations and warranties to the Agent and to the Banks and agrees that said representations shall be deemed to be reaffirmed on the date on which the Borrower sends any Drawdown Notice, on the date of each Drawdown, and on each Interest Payment Date:

7.2.1 Existence - Capacity: The Guarantor is a corporation duly organized and existing under French law (societe anonyme), incorporated in accordance with the applicable regulations; the Borrower has full capacity to hold and exercise its rights and to carry on such business as it currently carries on and to own such assets as it owns; the Borrower has capacity to sign the Agreement and to fulfill its obligations thereunder and, on the date on which the Guaranty enters into effect, the Guarantor shall have the capacity to sign the Guaranty and to fulfill its obligations thereunder.

7.2.2 Corporation Authorizations, etc.: The execution of the Agreement was duly authorized by the relevant governing bodies of the Guarantor and does not require any authorization by any competent authorities in France and, on the date of entry into effect of the Guaranty, the Guarantor shall have been authorized to provide the Guaranty by a valid resolution, still in force, of the Guarantor's board of directors; as a general matter, the Guarantor has secured and received all authorizations required to carry on its business in accordance with the statutes and regulations applicable to it.

7.2.3 Compliance with Articles of Incorporation and By-laws, etc.: The execution of the Agreement and the performance of the Guarantor's obligations thereunder are not in contravention of any provision its articles of incorporation and by-laws or any provision of the agreements or undertakings by which it is bound or which concern its assets nor do they in any way violate the statutes or regulations applicable to it; on the date it enters into effect, the provision of the Guaranty and performance of the Guarantor's obligations thereunder are not in contravention of any provision of its articles of incorporation and by-laws or any provision of the agreements or undertakings by which it is bound or which concern its assets, nor do they in any way violate the statutes or regulations applicable to it.

7.2.4 Validity of Undertakings: The Agreement constitutes and shall continue to constitute after each Drawdown is made available, legal and valid obligations of the Guarantor, with respect to the provisions which concern it, enforceable against third parties and binding on the Guarantor in accordance with each of their terms. On the date on which the Guaranty goes into effect and throughout the entire term of the Agreement after said date, the Guaranty shall constitute a legal, valid undertaking by the Guarantor enforceable against third parties and binding on the Guarantor in accordance with each of the terms of the Guaranty.

7.2.5 Unconditional and Pari Passu Obligations - No Immunity: The obligations of the Guarantor under the Agreement and the Guaranty shall be unconditional and shall rank at least pari passu with the unsecured, unsubordinated indebtedness of the Guarantor, and the Guarantor is not entitled to any immunity from jurisdiction or execution.

7.2.6 Bankruptcy Proceedings: The Guarantor is not "insolvent" within the meaning of applicable French case law and has not been advised of any action, steps or proceeding whatsoever taken or contemplated by any person whosoever for the purpose of (i) asking or causing it to file for bankruptcy, be dissolved, placed in liquidation or judicial administration, or for the appointment of a conciliator or receiver for the management or administration of all or some part of its assets, and/or (ii) negotiating or finalizing any arrangement with creditors in connection with its indebtedness.

8.       COVENANTS

For so long as it is allowed to borrow under the present Agreement and/or any sum whatsoever continues to be owed to the Banks and/or the Agent under the Agreement and/or it continues to be subject to any obligation pursuant to any provision whatsoever of the Agreement, the Borrower (and, with respect to the covenant set out in Article 8.5, the Guarantor) agree to abide by the following covenants:

8.1 Annual Consolidated Financial Statements: No later than the date on which the first Drawdown is made available, the Borrower shall provide the Agent with the most recent annual consolidated audited financial statements of the Group and of the Borrower, as well as the corresponding management reports and statutory auditors' reports, and the most recent unaudited consolidated semi-annual financial statements of the Group, as well as of the Borrower.

8.2 Obligations Concerning Information: The Borrower shall advise the Agent as soon as it learns of (i) the occurrence of any Event of Default, (ii) any material change in the composition of its governing bodies, (iii) any dispute or litigation relating to or arising out of the Tender Offer and/or the Acquisition, (iv) the occurrence of any material event likely to affect its ability to fulfill its obligations under any of the Transaction Documents, and in particular, its ability to repay or pay any amount owed under the Agreement when due, and (v) the threat or occurrence of any dispute likely to have a material adverse effect on the amount or value of its assets or undertakings, or those of Berg Electronics.

8.3 Form of Business Organization/Corporate Purpose: The Borrower undertakes not to allow any change to be made to its form of business organization or corporate purpose and undertakes to ensure that Berg Electronics will not alter its corporate purpose.

8.4 Continuation of Participation: Throughout the entire term of the Agreement, Framatome shall at all times directly hold more than 66.67% of the Securities and voting rights making up the capital stock of the Borrower.

8.5 Covenants by the Guarantor: For so long as it continues to be bound under the Guaranty and any amount continues to be owed under the Agreement and/or Guaranty and/or the Borrower continues to be subject to any obligation whatsoever under the Agreement and/or the Guarantor continues to be subject to any obligation whatsoever under the Agreement and/or Guaranty, the Guarantor (i) guarantees that the Borrower, in accordance with the provisions of this Agreement, shall comply with all of the Borrower's covenants under the Agreement, and in particular those set out in this article, (ii) undertakes not to grant or allow the grant of any Lien whatsoever to secure payment or repayment of any indebtedness of the Guarantor or a third party guaranteed by the Guarantor (regardless of whether said indebtedness exists as of the date of the Agreement or arises subsequent to that date) provided, however, that it may grant an equivalent Lien in favor of the Agent acting on behalf of the Banks, and (iii) undertakes no later than two (2) Business Days before the Final Due Date, to make a cash collateral deposit (gage-espces) in favor of the Banks on the account identified by the Agent to it on the date concerned, in an amount equal to the total amount of the Bridge Loan increased by a lump sum amount intended to cover payment of interest equal to 1.25% of the total amount of the Bridge Loan.

9.       ACCELERATION

9.1      Event of Default

Any of the following events constitutes an Event of Default as soon as it occurs, and regardless of the reason therefor:

9.1.1 Non-payment: Failure to pay when due any amount owed in principal, interest, fees, expenses or incidental costs by the Borrower in performance of the Agreement which is not cured within two (2) days following the date on which said amount is due; this time period shall be reduced to zero for any payment whose due date corresponds to a Final Due Date.

9.1.2 Inaccuracy of a Representation or Warranty: Any representation or warranty of the Borrower proves to be incorrect or inaccurate, unless cured (provided that it can be cured) within thirty (30) days following the date on which the Borrower learned of the inaccuracy in question.

9.1.3 Breach of a Covenant: The Borrower fails to fulfill any of its obligations or covenants (other than those set out in Articles 9.1.1 and 9.1.2) under any of the Transaction Documents and/or the Guarantor breaches any of its covenants set out in Article 8.5 or any of its obligations under the Guaranty and said breach is not cured (provided that it can be cured) within thirty (30) days following the occurrence thereof.

9.1.4 Cross Default: Any indebtedness of (i) the Borrower other than that arising under the Agreement in an amount greater than FRF 50,000,000 (fifty million francs), and/or (ii) of the Guarantor in an amount greater than FRF 150,000,000 (one hundred and fifty million francs), and/or (iii) of Berg Electronics in an amount greater than FRF 50,000,000 (fifty million francs), is not paid on the date specified for payment in the applicable agreement (or at the end of any grace period).

9.1.5 Disputes: Any dispute which results in a judgment or decision ordering or requiring the Borrower to make a payment of more than FRF 100,000,000 (one hundred million francs), unless the obligation to pay said amount is assumed by one of the Borrower's insurers.

9.1.6 Bankruptcy Proceedings - Going Out of Business: The Borrower (and/or the Guarantor) goes out of business, voluntarily or otherwise, or is insolvent within the meaning of the controlling case law, or declares that it is insolvent, suspends payment on its debts or renegotiates them, assigns a substantial portion of its assets to its creditors in payment of its debts, files for bankruptcy, seeks the appointment of a receiver or conciliator, is subject to a dissolution or voluntary or involuntary liquidation proceeding or a proceeding involving the shut-down of its business, or the assignment of all or part of the business, or any other similar measure.

9.1.7 Illegality, etc.: All or some part of the Agreement or the Guaranty no longer constitutes a valid undertaking enforceable against the Borrower and/or the Guarantor or all or some part thereof becomes illegal, unenforceable, inapplicable, null, void, canceled or invalid, or as a general matter ceases to have full force and effect.

9.1.8 Refinancing of Berg Electronics' Debt: The Borrower has not received, by November 15, 1998 at the latest, either (i) confirmation by Berg Electronics' banks that they agree to extend the existing credit facilities which they have granted in favor of Berg Electronics to December 31, 1998 or (ii) an irrevocable undertaking by one or more banks to refinance Berg Electronics existing credit facilities on terms which are not financially less advantageous than those applicable to Berg Electronics' current financing, with an undertaking not to syndicate said indebtedness before December 31, 1998, unless the Guarantor has granted a valid cash pledge in accordance with its covenant in Article 8.5.

9.1.9 Loss of Control: The percentage of Framatomes direct interest in the Securities and voting rights comprising the capital stock of the Borrower falls to 66.67% or less.

9.2      Effect of Acceleration

9.2.1 In the event of the occurrence of an Event of Default or any other ground for termination of the Agreement, no further Drawdowns may be made for so long as the Borrower (and/or the Guarantor) has/have not cured the default in question (unless the Borrower (and/or the Guarantor) is/are granted a grace period pursuant to the provisions of Article 9.1) or, if no grace period is contemplated, until the Majority Banks, after having consulted with the Agent, have ruled on whether it is appropriate to declare that the Bridge Loan has been accelerated.

9.2.2 At the request of the Majority Banks following the occurrence of an Event of Default or, where applicable, after the Agent has noted following the expiration of the applicable grace period that the Borrower and/or the Guarantor have not cured the Event of Default in question, the Agent shall advise the Borrower by simple notice:

(a) that each Bank's commitment is terminated, effective immediately. Said termination shall occur by operation of law, without any requirement of any other prior notice or formal notice of any type whatsoever to the Borrower; and

(b) that all sums advanced by the Banks in performance of the Agreement have become immediately due and payable. As a result, all such sums, as well as all interest accrued thereon and all such other amounts as may be owed under the Agreement, and in particular those discussed in Article 13 ("Expenses and Compensation"), shall become immediately due and payable by operation of law without there being any requirement of any prior notice or formal notice of any type whatsoever to the Borrower.

10.      CHANGED CIRCUMSTANCES

10.1     New Circumstances

In the event that, following the date of execution of the Agreement, a new statutory or regulatory provision, a new instruction, or a new guideline (regardless of whether compliance therewith is mandatory) from an official authority or banking institution, or any interpretation or application thereof, or any interpretation or application of a statutory or regulatory provision, instruction or guideline existing on the date of execution of the Agreement by an official authority or banking institution, should have any of the following consequences for one or more Banks (or for any institution which directly or indirectly controls a Bank), provided that the appropriate documentation shall have been provided to the Agent for purposes of notice to the Borrower:

(a) the Bank or Banks concerned (or any other institution which directly or indirectly controls said Bank or Banks) is/are subject to a tax (with the exception of corporate income tax) or any other duty, expense or cost on or in connection with some principal amount or interest or any other debt arising under the Agreement; or

(b) the terms of the tax to which the Bank or Banks concerned (or any other institution which directly or indirectly controls said Bank or Banks) are modified with respect to an amount in principal or interest or any other debt arising under the Agreement (excluding corporate income tax); or

(c) obligations with respect to setting aside or maintaining reserves, obligations regarding available funds, deposits, liquidity, net worth, permanent equity, risk coverage or any other similar obligations relating to all or some part of the assets or commitments (including off-balance sheet commitments) of the Bank or Banks concerned (or of any other establishment which directly or indirectly controls the said Bank or Banks), are imposed, modified or declared to be applicable, or statutory credit restrictions are imposed;

and, in the event that the Bank or Banks concerned (or any other establishment which directly or indirectly controls said Bank or Banks) record a charge, a cost or a reduction in its/their net return or a decrease in the total return on its/their equity, the following provisions shall apply:

(A) the Bank or Banks concerned shall promptly notify the Borrower and the Agent thereof in writing. The written notice shall contain the estimated amount of the resulting increased cost, and the corresponding compensation. As soon as possible, the Bank or Banks concerned shall provide the Agent and the Borrower with all supporting documents;

(B) the Bank or Banks concerned shall endeavor to assign its/their rights and obligations under the Agreement to another prime bank which is not at that time affected by the occurrence of such events, it being understood that said provision shall not in any way affect or limit the covenants and obligations of the Borrower under the other provisions of the Agreement and that neither the Bank or Banks concerned, nor the Agent or the Borrower shall be obligated to accept any agreements which they deem prejudicial to their interests;

(C) if such assignment proves impossible, the Borrower, the Agent and the Bank or Banks concerned shall meet within the shortest possible time to work out a solution that will enable them to overcome the problems that have arisen, in the same spirit of cooperation in which they signed the Agreement;

(D) if no solution can be found within thirty (30) days following receipt of the notice specified in subsection (A) above, the Borrower shall:

     (i) either ask the Bank or Banks concerned to maintain its/their commitment and its/their participation in the Bridge Loan, and the Borrower shall then undertake, as from the date on which the Bank or Banks concerned give it the notice specified in subsection (A) of this article, to assume such additional cost as the said Bank or Banks (or any other establishment which directly or indirectly controls the said Bank or Banks) may be required to bear as a result thereof;

     (ii) or terminate the Bridge Loan with respect to the Bank or Banks concerned within seven (7) Business Days following the last day of said thirty (30) day period, and the Borrower shall then be required, on the date on which the Agreement is terminated, and with respect to the Bank or Banks concerned, to prepay all amounts still owing in principal and interest and to pay all interest accrued up to that date and fees increased, where applicable, by the compensation provided for in Article 12.3 ("Compensation for Breach") as well as any additional cost which said Bank or Banks (or any other establishment which directly or indirectly controls the said Bank or Banks) shall be forced to incur as a result of the new circumstance in question, up to the date of prepayment.

10.2     Illegality

The provisions of the first sentence of subsection (A) of Article 10.1 and the provisions of subsections (B), (C) and (D)(ii) of Article 10.1 shall also apply in the event that one or more Banks are subject to any measure which has the effect of making it unlawful for them to maintain its/their Commitment or its/their participation in the Bridge Loan.

10.3     Market Disruption

Notwithstanding any provision to the contrary in the Agreement, in the event that, on a date on which the Reference Rate must be computed for a Drawdown, and as a result of events affecting the interbank market:

(a) the Agent, following consultation with the Reference Banks, determines (which determination shall be final and binding on the parties), that it is impossible to compute the Reference Rate for that Drawdown, or

(b) the Agent receives one or more notices from one or more Banks accounting for more than 35% of all of the Banks' Commitments that they are unable to secure deposits denominated in French francs on the Paris interbank market for the amount and term desired to finance a Drawdown, or that their cost of obtaining said deposits is greater than the applicable Reference Rate, the Agent shall promptly notify the Borrower and each of the Banks thereof, and the following provisions shall then apply:

(A) the Drawdown concern shall not occur and the Bank shall be relieved of their obligation to participate in any new Drawdowns and shall continue to be relieved of said obligation for so long as the consultation provided for in subsection (B) below has not resulted in agreement, or for so long as the circumstances described in subsection (a) and (b) above continue to exist;

(B) the Borrower, the Agent and the Bank shall consult with one another for a period of five (5) Business Days following the notice referred to above, in a good faith effort to find a mutually satisfactory replacement reference rate for the Drawdown concerned;

(C) if, during this period of five (5) Business Days, the Borrower and the Banks agree in writing on a new method for computing the replacement reference rate, said method shall apply as agreed by the parties, it being understood that the adoption of any replacement rate requires the unanimous consent of the Banks;

(D) if the Borrower and the Banks do not succeed in developing a new computation method within the allowed period of five (5) Business Days, the Agent shall provide the Borrower (by means of a notice which shall be final and, absent palpable error, binding on the parties) with a computation method which the Banks shall use to compute the interest owed for the current Interest Period or Periods. This computation method shall reflect the cost incurred by the Banks, i.e., the refinancing of the Drawdowns concerned, any other sum owed under the Bridge Loan, and the Commitment of each Bank, obtained from various sources of financing, including those with different financing periods, increased by the applicable Margin, and shall be retroactive to the beginning of the Interest Period or Periods concerned;

(E) notwithstanding the provisions of Article (D) above, the Borrower may at any time, following computation by the Agent and the Banks of the applicable replacement reference rates, and provided that said rate or rates continue(s) to apply, (irrevocably) notify the Agent within no fewer than five (5) Business Days that it intends to prepay all such amounts as may be owed with respect to the outstanding Drawdowns, and to pay all such amounts as may be owed under the Bridge Loan.

11.      COMMITMENT FEE

Between the date of execution of the Agreement and the Final Due Date, the Borrower undertakes to pay the Agent, for the benefit of the Banks, a commitment fee computed at an annual rate of 0.075% on that portion of the Aggregate Commitment which is not used, and on the basis of the exact number of days elapsed, based on a three hundred and sixty (360) day year. This fee shall be payable on the Final Due Date. It shall be allocated among the Banks pro rata their Commitments.

12.      EXPENSES AND COMPENSATION

12.1     Stamp Duties

Upon presentation by the Agent (acting for its own account and on behalf of the Banks) of appropriate supporting documents, the Borrower shall pay all stamp taxes and registration fees, and all taxes or similar costs owed in connection with the execution or performance of the Agreement, the Guarantee or any other instrument, document or security interest relating thereto.

12.2     Compensation for Failure to Make a Drawdown

If, for any reason other than fault on the part of the Agent or the Banks, a Drawdown is not made on the scheduled date, or the scheduled amount is not drawn down, at the request of the Agent the Borrower shall compensate the Agent and each Bank, and shall pay the Agent for the benefit of the Banks, upon presentation by the Agent of the appropriate supporting documents, any amounts which the Banks certify are needed to compensate them for any losses or costs which they may have incurred as a result, including but not limited to any lost profits as measured against the Margin and any loss or cost incurred by any of the Banks in liquidating or relending the deposits acquired by it to finance the Drawdown concerned.

12.3     Compensation for Breach

If all or some part of a Drawdown is repaid on a date other than the Interest Payment Date corresponding to the due date for said Drawdown, the Borrower shall compensate the Agent and each Bank and shall pay the Agent for the benefit of the Banks, upon presentation by the Agent of appropriate supporting documents, all such amounts as the Banks certify to the Agent (no later than two (2) Business Days following the repayment date) are necessary to compensate them for any losses and costs which they may incur as a result of said repayment, including but not limited to any lost profit as measured against the Margin or any loss or cost incurred by the Banks to liquidate or relend such deposits as they have acquired to finance the Drawdown concerned, and in particular, in the case of prepayment of all or some part of a Drawdown for any reason whatsoever, including but not limited to in the cases described in Articles 9 ("Events of Default") and 10 ("Changed Circumstances").

12.4     Other Expenses and Compensation

Without prejudice to the other provisions of the Agreement, the Borrower shall compensate the Agent and each Bank, upon presentation by the Agent, acting on its own behalf and on behalf of the Banks, of the appropriate supporting documents, for all such sums, including interest and reasonable expenses (including but not limited to court costs, attorneys fees and costs and the taxes relating thereto) and all such costs (including the cost of reinvesting the funds) and losses as each of them may incur:

(a) as a result of non-performance (regardless of the reason therefor), by the Borrower, through its own fault, of any of the provisions of the Agreement, and in particular, failure by the Borrower to pay when due any sum whatsoever due and payable hereunder, non-performance of any of the provisions of the Guarantee or of any other instrument, document or security interest relating thereto whatsoever;

(b)  as a result of the occurrence of an Event of Default;

(c) for the protection and exercise of the rights of the Agent and of the Banks arising under the Agreement and the Guarantee.

13.      BENEFIT OF THE AGREEMENT

13.1     Successors-in-Interest and Assigns

The Agreement shall be binding on the Borrower, the Banks, the Co-Arrangers and the Agent and on their successors-in-interest and assigns and shall inure to the benefit of each of them.

13.2     No Assignment by the Borrower

The Borrower shall not assign or otherwise transfer its rights and obligations under the Agreement.

13.3     Accounting Address

Each of the Banks may notify the Borrower of a new address at which the accounting transactions with regard to its participation in the Agreement shall be recorded.

14.      THE CO-ARRANGERS AND THE AGENT

14.1     Appointment

Each of the Banks irrevocably appoints the Agent as its agent to act on its behalf within the framework of the Agreement and the Guarantee, respectively, and to take all steps and exercise all rights, powers and discretionary authority expressly granted or assigned to it under the terms of the Agreement and the Guarantee, respectively, as well as those which are the result thereof.

Each of the Banks irrevocably appoints the Agent as its agent, and the Agent accepts, to represent it in and on all acts and instruments, notices and formalities (with the exception of legal proceedings, either as plaintiff or defendant) in connection with its dealings with the Borrower within the framework of the Agreement and the Guarantee respectively.

The Agent shall only have those obligations, powers and duties, and that discretionary authority which is expressly specified in the Agreement and the Guarantee, respectively. These are solely of a technical and administrative nature.

14.2     Instructions

In all cases which are not expressly provided for in the Agreement and the Guarantee, and in the exercise of its rights and powers which provide for instructions from the Banks, the Agent shall act (or shall refrain from acting) in accordance with the instructions from the Majority Banks or unanimous instructions from them (where unanimity is required by the provisions of the Agreement and the Guarantee). In the absence of instructions from the Banks, the Agent may act (or refrain from acting) in such manner as it deems most consistent with the interests of all of the Banks.

14.3     Guarantee

The Guarantee shall be issued in favor of the Banks represented by the Agent, which shall provide follow-up and handle implementation thereof on behalf of the Banks, which appoint the Agent their agent for that purpose.

In the performance of its duties as described above, the Agent shall act upon the instructions of the Majority Banks, subject to the provisions of Article 15 ("Amendments").

The proceeds of any implementation of the Guarantee shall be collected by the Agent, which shall record them on behalf of the Banks in accounts specifically opened for that purpose on its books. The proceeds of any implementation of the Guarantee shall be allocated among the Banks by the Agent pro rata their respective Commitments.

14.4     Liability of the Agent Toward the Banks

No attempt shall be made to establish liability on the part of the Agent for action (or inaction) at the request of the Majority Banks and, unless otherwise provided in the Agreement or the Guarantee, any action (or inaction) in response to any such request shall be binding on all the Banks.

Neither the Co-Arrangers, the Agent nor any of their directors, officers or employees shall under any circumstances be liable for the proper performance, validity, enforceability or contents of the Agreement, the Guarantee or any other instrument or document relating thereto.

Neither the Co-Arrangers, nor the Agent shall be liable toward the Banks for the accuracy of the representations made in the Agreement, the Guarantee or any other instrument or document relating thereto, nor for proper performance of the provisions of those instruments by the Borrower and the other parties to those instruments. Neither the Co-Arrangers nor the Agent shall be liable to the Borrower for any breach by the Banks in the performance of their obligations under the Agreement or the Guarantee.

The Agent is entitled to rely on any document which it believes to be authentic or signed by the person or persons authorized to do so and any communication which it believes to have been made by an authorized person and, with respect to legal issues, it is entitled to rely on the advice of its counsel. The Agent shall not be required to conduct any inspection or verification to ensure that the documents submitted to it within the framework of the Agreement and the Guarantee are accurate or authentic.

14.5     Communications

The Agent shall promptly communicate to the Banks all notices (other than purely administrative notices) received by it from the Borrower in its capacity as Agent, in performance, respectively, of the Agreement, the Guarantee or any other instrument or document relating thereto.

14.6     Compensation

In the event that the Borrower fails to fulfill any of its obligations under the Agreement (or that the Guarantor fails to fulfill any of its obligations under the Guarantee), each of the Banks undertakes to compensate the Agent, pro rata its respective Commitment, for any and all losses, costs, expenses or other expenditures made or incurred by it as a result of said breach, provided, however, that this shall not relieve the Borrower of its obligations.

14.7     Rights

The Agent, in its capacity as a Bank, has the same rights and powers under the Agreement as any other Bank and may exercise those rights and powers in the same manner as if it were not acting as Agent.

The Agent, the Co-Arrangers and each Bank may accept deposits, lend money and as a general matter transact any banking business, any consulting business, any investment business or any other commercial activity whatsoever with the Borrower and may accept and retain any fee or other compensation paid to them for their own benefit for such other business or in connection with the Agreement.

Any information obtained by the Agent other than in its capacity as Agent may be kept confidential by the Agent, depending on the circumstances, and shall not be deemed to constitute information held by the Agent in that capacity.

14.8     Representations of the Banks

Each Bank represents:

(a) that its decision to participate in the Agreement was based on its own judgment;

(b) that, using its own resources, it has independently conducted its own credit analysis and assessment of the financial position, business and solvency of the Borrower, and of the financing arrangements;

(c) that, using its own resources, it shall in future independently continue to make its own credit analyses and to monitor changes in the financial position, business and solvency of the Borrower, and in the financing arrangements;

and that neither the Co-Arrangers nor the Agent may be held liable for information forwarded to the Banks through them.

14.9     Agent's Successor

The Agent may resign at any time from its duties under the Agreement subject to no fewer than thirty (30) days' prior notice to the Borrower and the Banks. The Majority Banks may at any time terminate its appointment as Agent subject to no fewer that thirty (30) days' prior notice to the Agent, the Borrower and the Banks.

In agreement with the Borrower, the Majority Banks, not including the Agent, may designate a bank or other financial institution to replace the Agent if the Agent resigns or is removed, provided that this is done within twenty (20) days following the date of the notice. In the event of failure to designate a successor within that time period, the Agent shall itself designate its own successor, by selecting a prime bank or other financial institution with a financially sound reputation, and which has an office in Paris.

The resignation or removal of the Agent shall not be effective, and the Agent shall continue to perform its duties until it has received written acceptance from its designated successor.

15.      AMENDMENTS

15.1 The Majority Banks may agree with the Borrower on any amendment to or modification of the Agreement, or on any temporary or final waiver of the right to enforce any provision of the Agreement, it being understood, however, that no amendment, modification or waiver concerning:

-    the term of the Bridge Loan or of the Drawdowns,

-    any increase in the Aggregate Commitment,

- the definition of the interest rate, the Margin and the non-use of credit fee,

- the date and amount of payments owed with respect to any Drawdown or the non-use of credit fee,

-    withdrawal of the Guarantee,

-    the definition of Majority Banks,

-    a provision of the Agreement which requires the consent of each Bank, and

-    this Article 15.1,

may by made without the unanimous consent of the Banks.

15.2 Notwithstanding any provision to the contrary, no modification to the rights or obligations of the Agent may be made without its express consent.

16.      EQUALIZATION OF PAYMENTS

16.1 If a Bank should receive a payment under the Agreement, in any manner whatsoever, regardless of whether this is through the Agent, as a result of a direct payment, a set-off, a consolidation of accounts or for any other reason, and if said payment proves to be greater than the payment that it should have received under the allocation rules set out in the Agreement, it shall promptly advise the Agent thereof and the Agent shall promptly determine what portion of the said payment should be paid to each of the Banks under the Agreement, and shall so inform the Banks.

The Bank receiving said payment shall then promptly pay the excess over to the Agent so that the Agent can redistribute their shares to the other Banks such that each Bank receives its proportionate share of the said payment.

In dealings between the Bank receiving payment and the Borrower, the surplus paid over to the Agent shall be deemed not to have been paid to the said Bank.

16.2 Notwithstanding any provision to the contrary, a Bank receiving a payment shall not be required:

(a) to share any payment which it receives if, following payment over of the excess, it no longer has a valid claim against the Borrower in an amount equal to the excess paid over to the Agent or

(b) to share any payment with the other Banks which it receives if the payment is made as a result of, or within the framework of, litigation, when the other Banks had an opportunity to join in said proceeding, and did not do so, or did not initiate a separate proceeding.

16.3 If, thereafter, as a result of a court judgment or the provisions of the law or any applicable regulation, the Bank receiving said payment is required to repay or pay over the payment so received to the Borrower, each Bank which received a portion of the excess in accordance with the foregoing provisions undertakes to promptly pay over to the receiving Bank upon request and through the Agent, the amount so received increased, where applicable, by any interest at a rate sufficient to enable the receiving Bank to itself pay such interest as it may be required to pay in connection with the said payment.

17.      NOTICES

17.1 Any and all notices, requests or communications which may or must be made in performance of the Agreement shall, unless otherwise provided in the Agreement, be made in writing and sent by certified letter, return receipt requested, or by facsimile. Notices shall be deemed effective upon receipt at the addresses or facsimile numbers set out below, it being understood, however, that in the event that a notice is received on a date which is not a business day at the place of receipt, or after 6:00 p.m. at said place, the notice shall be deemed to have been given at the start of business on the next business day, at the place of receipt of the said notice.

17.2 Any notice, request or communication to be made and/or any document to be delivered by a party to another party in performance of the Agreement shall be made or delivered:

to the Borrower:

Attention:                 Eric d'Amarzit

Tel:     01 47 96 52 02
Fax:     01 47 96 51 11

to the Guarantor:

Attention:                 Gilbert Vidal

Tel:     01 47 96 28 83
Fax:     01 47 96 14 42

to the Agent:

Attention:                 Bernard Badon (Back Office AGEI - Trinome D)

Tel:     01 40 70 28 19
Fax:     01 40 70 71 50

to a Bank :

Attention:                 the Agent.

With copy to :    Bayerische Landesbank Girozentrale (Paris Branch)

Attention:                 Emmanuel Ballande

Tel:     01 44 21 14 47
Fax:     01 44 21 14 95


18.      EFFECTIVE GLOBAL RATE

In order to comply with the obligations imposed by Article L.313-2 of the Consumer Code (Code de la consommation), the effective global rate of the Bridge Loan has been computed using the actuarial method based on a proportionate annual rate and is equal to 3,5804%. The calculation of the Rate is based on the assumption that the first Drawdown will be equal to the Aggregate Commitment as of the date of execution of the Agreement, and on a Reference Rate of PIBOR 3 months on the 28 September 1998 equal to 3,53125% applicable to a single Interest Period commencing on the 12 October 1998 and ending on the Final Due Date.

For the future, the parties expressly acknowledge that, as a result of the special features of the Agreement, and in particular as a result of the use of a variable rate and the opportunity available to the Borrower to choose the length of the Interest Periods, that as of the date of execution of the Agreement, it is impossible to compute the effective global rate of the Bridge Loan.

However, the Borrower acknowledges that it has personally made all evaluations which it deems necessary to identify the global cost of the Bridge Loan and acknowledges that it has received all necessary information from the Co-Arrangers.

19.      SET-OFF

At any time following acceleration as described in Article 9.2 ("Acceleration"), any bank may, without receiving the consent of or giving notice to the Borrower, set off such outstanding amounts as it may be owed by the Borrower against such sums as it may hold on any basis whatsoever on behalf of the Borrower, or such amounts as it owes to the Borrower and which are considered due and payable at that time. If those amounts are denominated in different currencies, the Bank concerned may convert one or more of them at the market exchange rate in accordance with its standard practice for purposes of set-offs. In addition, payment of the amounts owed by the Borrower under the Agreement shall be made net of all present or future taxes, duties or withholding.

20.      EXERCISE OF RIGHTS

20.1 All rights granted to the Co-Arrangers, the Agent and the Banks under the Agreement or by any other document delivered in performance of or in connection with the Agreement, as well as their rights arising under the law, are cumulative and may be exercised at any time.

20.2 The partial or late exercise by the Co-Arrangers, the Agent or any Bank of any right or the failure by them to exercise any right shall not constitute a waiver of said right and shall not prevent the Co-Arrangers, the Agent or any Bank as the case may be, from again exercising that right in the future, or from exercising any other right.

21.      GOVERNING LAW - JURISDICTION

21.1 The validity, construction and performance of this Agreement are governed by French law.

21.2 The Borrower irrevocably agrees that any dispute concerning the validity, construction or performance of the Agreement shall be referred to the Paris Commercial Court (Tribunal de Commerce de Paris) without prejudice to the right of the Banks or of the Agent to file a complaint with the courts of the jurisdiction in which the Borrower's assets are located.

Executed in Paris,
Date 30 September 1998

In as many counterparts as there are parties.

THE BORROWER:
------------

FRAMATOME CONNECTORS INTERNATIONAL

By: /s/ Philippe Anglaret
  ----------------------------
        Philippe Anglaret

THE GUARANTOR:
-------------

FRAMATOME

By: /s/ Dominique Vignon
  ----------------------------
        Dominique Vignon

THE CO-ARRANGERS:
----------------

CCF

By: /s/ Bertrand Grunenwald
  ----------------------------
        Bertrand Grunenwald

By: /s/ Bernard Boue
  ----------------------------
        Bernard Boue

BLB


By: /s/ Jean-Louis Gleize
  ----------------------------
        Jean-Louis Gleize

By: /s/ Jean-Michel Pezard
  ----------------------------
        Jean-Michel Pezard

THE AGENT:
---------

CCF

By: /s/ Bertrand Grunenwald
  ----------------------------
        Bertrand Grunenwald

By: /s/ Bernard Boue
  ----------------------------
        Bernard Boue

THE BANKS:
---------

CCF

By: /s/ Bertrand Grunenwald
  ----------------------------
        Bertrand Grunenwald

By: /s/ Bernard Boue
  ----------------------------
        Bernard Boue

BLB

By: /s/ Jean-Louis Gleize
  ----------------------------
        Jean-Louis Gleize

By: /s/ Jean-Michel Pezard
  ----------------------------
        Jean-Michel Pezard

                                   SCHEDULE 1

                       LIST OF BANKS AND BANK COMMITMENTS

BANK           LENDING INSTITUTION                         Commitments

----           -------------------                ---------------------------
                                                     (in francs)       (in %)

                                                  -----------------    ------
CCF            103 Avenue des Champs-Elysees      FRF 3,000,000,000      50 %
               75008 Paris (France)

BLB            Paris Branch                       FRF 3,000,000,000      50 %
               203 Rue du Faubourg Saint-
               Honore 75008 Paris





                                  SCHEDULE 2

                            Form of Drawdown Notice

From:                  Framatome Connectors International
                       in its capacity as Borrower

To:                    Credit Commercial de France
                       in its capacity as Agent

Attention:             [   ]

Date:                  [   ]

Re: Bridge Loan Agreement for FRF 6,000,000,000 dated September 30, 1998 (the "Agreement")

      --------------------------------------------------------------

This Drawdown Notice is being sent to you pursuant to the provisions of Article 2 of the Agreement.

Defined terms in the Agreement shall have the same meanings in this Drawdown Notice.

We hereby advise you that we wish to make a Drawdown in accordance with the provisions of the Contract on the following terms:

Amount of Drawdown:                         FRF _______________________

Drawdown Date:                              October [   ], 1998

Interest Period:                            from [date] inclusive to [date].

Please credit the amount of this Drawdown to the following account: [   ]

We hereby confirm that no Event of Default has occurred and that the representations and warranties set out in Article 7 of the Agreement continue to be accurate, and we are enclosing all supporting documents that were used to compute the amount of the Drawdown in accordance with the provisions of Article
2.2 ("Procedures for Use") of the Agreement, including, solely with respect to the first Drawdown, all of the documents to be delivered as required by the conditions precedent to the first Drawdown referred to in the Schedules to the Agreement.

THE BORROWER:

------------

Framatome Connectors International
By: [   ]


                                  SCHEDULE 3

                          Form of Period Renewal Notice

From:                   Framatome Connectors International
                        in its capacity as Borrower

To:                     Credit Commercial de France
                        in its capacity as Agent

Attention:              [   ]

Date:                   [   ]

Re: Bridge Loan Agreement for FRF 6,000,000,000 dated September 30, 1998 (the Agreement)

               --------------------------------------------

This Period Renewal Notice is being sent to you pursuant to the provisions of
Article 4.1.2 of the Agreement.

Defined terms in the Agreement shall have the same meanings in this Period Renewal Notice.

We hereby advise you that we wish to renew a Drawdown in accordance with the provisions of the Agreement on the following terms:

Amount and Date of Drawdown to be Renewed:                 FRF _______________
                                                           Date: ____[   ], 1998

Interest Period:           from [date] inclusive to [date] inclusive

We hereby confirm that no Event of Default has occurred and that the representations and warranties set out in Article 7 of the Agreement are still accurate.

THE BORROWER:

------------

Framatome Connectors International
By: [   ]



                                   SCHEDULE 4

                                  Form Guaranty

                            [on Framatome letterhead]

Credit Commercial de France
103 Avenue des Champs-Elysees
75008 Paris (France)

in its capacity as agent under the
bridge loan agreement defined below

Attention: Messrs. [   ]

                 INDEPENDENT, IRREVOCABLE, FIRST DEMAND GUARANTY

Gentlemen:

We the undersigned, Messrs. ____________________, the authorized representatives of Framatome, which is acting in its capacity as Guarantor to the principal debtor to the Banks which are parties to the bridge loan agreement dated September 30, 1998 ("Agreement") by and between Framatome Connectors International, in its capacity as Borrower and Framatome in its capacity as Guarantor, parties of the first part, and the Agent and the Banks, parties of the second part, hereby irrevocably commit Framatome under this Guaranty to pay the Agent, for the account of the Banks, upon first request by the Agent, which shall be made in the form of one or more notices (each referred to as a "Notice") sent by the Agent to the Guarantor by facsimile in the form of the specimen attached as Schedule A, without there being any need for any other formalities, such amount as shall be specified by the Agent in any Notice.

The Guarantor's undertaking to pay, which is provided hereunder:

(a) is limited to a total maximum amount of FRF 6,075,000,000 (six billion seventy-five million francs), which the Agent shall specify to the Guarantor after having requested payment by the Borrower under the Agreement, said Notice to be authoritative as to the amounts to be paid under this Guaranty;

(b) shall remain valid and shall be enforceable against the Guarantor independent of the validity and legal effect of the Agreement. The Guarantor hereby waives any defense or objection whatsoever based on present or future relations between the Agent, the Banks and the Borrower, and shall not advance any argument based on any event whatsoever affecting its form or existence, or those of the Borrower, the Agent and/or the Banks;

(c) is and shall remain valid and unconditional until December 31, 1998, and shall automatically lapse on that date. After that date, no Notice shall have any effect as against the Guarantor, even if payment by the Guarantor of any amount owed under this Guaranty may be made after said date where the Guarantor has received a Notice before said date.

The Guarantor shall not hold back any amount on any payment under the Guaranty and shall not make any set-off against any sum whatsoever that it may otherwise may be owed. In addition, if any law whatsoever requires the Guarantor to make any withholding or set-off whatsoever in connection with a payment made under this Guaranty, we hereby commit the Guarantor to pay the Agent for the account of the Banks, in addition to the amount of said payment, a supplementary sum sufficient to cover the difference between the amount of said payment and the amount actually received by the Agent for the account of the Banks, such that the Banks are put in a position equivalent to that in which they would have been if the said payment had been made without any withholding.

Any payment made by the Guarantor under this Guaranty shall reduce the amounts of the Guarantor's commitments by the amount of the said payment, it being understood, however, that the Guarantor hereby waives all its rights of subrogation to the rights of the Banks with respect to any and all payments made pursuant to this Guaranty and hereby agrees not to take any action whatsoever that would allow it to compete with the rights of the Agent and the Banks against the Borrower for so long as this Guaranty remains in force and any amount owed by the Guarantor under this Guaranty has not been finally paid in full in accordance with the terms hereof.

An abstract of the minutes of the meeting of the board of directors of the Guarantor authorizing the provision of this Guaranty is appended hereto.

This Guaranty is governed by French law. Any dispute that may arise in connection with this Guaranty shall be subject to the exclusive jurisdiction of the courts for the district of the Paris Court of Appeals.

Sincerely yours,

Executed in Paris
Date:[   ], 1998

In one original copy

THE GUARANTOR:
--------------

Framatome
By: [    ]

By: [   ]





                                   SCHEDULE A

                                 Form of Notice

From:                      [Credit Commercial de France]
                           in its capacity as Agent

To:                        Framatome
                           in its capacity as Guarantor

Attention:                 [   ]

Date/Time:                 [   ]

Re:                        Guaranty  dated [             ], 1998, provided
                           within the framework of the Bridge Loan
                           Agreement for FRF 6,000,000,000 dated September 30, 1998 (the "Agreement")
       -------------------------------------------------------------

Gentlemen:

This Notice is being sent to you pursuant to the provisions of the above-referenced Guaranty (the "Guaranty"). Defined terms in the Guaranty shall have the same meanings in this Notice.

We are asking that you pay the following total amount under the Guaranty:

             FRF ________________________

in immediately available funds, for value [ ] by transfer to our account opened in your books, with the following details:

             ----------------------------

The funds corresponding to the above payment must reach our account no later than [ ] at [ ] am/pm.

We confirm that the above amount has been asked from the Borrower in accordance with the provisions of the Guarantee

Sincerely yours,

THE AGENT:
----------

Credit Commercial de France
By: [    ]


                                   SCHEDULE 5

                List of Conditions Precedent Concerning Documents

All of the documents listed below must be delivered to the Agent no later than the date of the Drawdown Notice sent by the Borrower to the Agent for the first Drawdown in accordance with the provisions of Article 3.1.1 of the Agreement:

(a) a copy, certified as a true copy by the legal representative of the company concerned, of its current articles of incorporation and by-laws (statuts) and a company registration form (extrait K-Bis) for the Borrower and the Guarantor less than three months old, and the equivalent documents under US law for Berg Electronics;

(b) a list of the representatives (including signature specimens) indicating their office and/or position, who are authorized to act on behalf of the Borrower and the Guarantor with respect to the Finance Documents, and in particular to sign Drawdown Notices and any other notices which must or may be given in connection with the Finance Documents;

(c) a copy, certified as a true copy by the authorized legal representative, of the minutes of the meeting or meetings of the board of directors of the Borrower authorizing (i) the filing of the Tender Offer and the carrying out of the Acquisition, as well as the conduct of all of the transactions specified in the Offering Documents, and (ii) the execution of the Transaction Documents to which the Borrower is a party;

(d) a copy, certified as a true copy by the legally authorized representative, of the minutes of the meeting or meetings of the board of directors of the Guarantor (i) approving the filing of the Tender Offer, the carrying out of the Acquisition and the financing granted under the Agreement, and (ii) authorizing the execution of the Transaction Documents to which the Guarantor is a party;

(e) a copy, certified as a true copy by the legally authorized representative, of the Offering Documents and the Depositary Letter and Letter of Acceptance, with proof that they have been sent to the Depositary;

(f) the subscription forms for the Borrower's capital increase approved on April 24, 1998, in an amount of 300 million francs, half of which was paid up in two equal installments, and the accounting documents relating to such installments, as well as (i) the minutes of the Borrower's board of directors of September 25, 1998 which resolved a capital increase for the Borrower in an amount of 3 billion francs, of which 2.850 billion francs was to be paid up on the date on which the funds were made available for the first Drawdown, and (ii) the minutes of the Borrower's shareholders meeting which approved such increase;

(g) an original copy of the legal opinion prepared by the Borrower's in-house counsel concerning the existence and capacity of the Borrower, as well as the corporate authorizations concerning the Borrower and the Capital Increase;

(h) an original copy of the legal opinion prepared by the Guarantor's in-house counsel concerning the existence and capacity of the Guarantor, as well as the corporate authorizations concerning the Guarantor.